                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                      TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

                                       AND

                      BOSTON FINANCIAL DATA SERVICES, INC.


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
TABLE OF CONTENTS
1.  Terms of Appointment: Duties of BFDS .........................................1

2.  Provision by BFDS of Computer Software and Hardware ..........................4

3.  Fees and Expenses ............................................................6

4.  Representations and Warranties of BFDS .......................................7

5.  Representations and Warranties of the Fund ...................................7

6.  Year 2000 ....................................................................8

7.  Data Access and Proprietary Information ......................................8

8.  Indemnification ..............................................................9

9.  Standard of Care ............................................................10

10. Covenants of the Fund and BFDS ..............................................11

11. Termination of Agreement ....................................................13

12. Additional Funds ............................................................14

13. Assignment ..................................................................14

14. Amendment ...................................................................14

15. New York Law to Apply .......................................................14

16. Force Majeure ...............................................................14

17. Consequential Damages .......................................................14

18. Merger of Agreement .........................................................15

19. Counterparts ................................................................15

20. Notices .....................................................................15



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                      TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of ________________, 1999, by and between TIAA-CREF Institutional Mutual Funds (the "Fund") and Boston Financial Data Services, Inc., a Massachusetts corporation having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 ("BFDS").

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund intends to initially offer shares in seven series, the Growth and Income Series, Money Market Series, Growth Equity Series, International Equity Series, Bond Series, Equity Index Series, Social Choice Equity Series, (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Article 11, being herein referred to as a "Portfolio", and collectively as the "Portfolios");

WHEREAS, the Fund and the Portfolios desires to appoint BFDS as the Fund's transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and BFDS desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.     TERMS OF APPOINTMENT: DUTIES OF BFDS

1.1 Subject to the terms and conditions set forth in this Agreement, the Fund and its Portfolios hereby employs and appoints BFDS to act as, and BFDS agrees to act as transfer agent for the Fund's authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent, and agent in connection with any accumulation, open account or similar plans provided to shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program.

1.2    BFDS agrees that it will perform the following services:

       (a) In accordance with procedures established from time to time by agreement between the Fund and each of the Portfolios, as applicable and BFDS, BFDS shall:

              (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Fund authorized by the Trustees of the Fund pursuant to the Declaration of Trust of the Fund (the "Custodian");

              (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account(s);

              (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

              (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholder(s);

              (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

              (vi) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

              (vii) Provide, on behalf of the Fund, timely, accurate and factual responses to Shareholder inquiries received over the phone, by mail, by facsimile, or by other electronic means. Also, maintain copies of written correspondence received, and produce, deliver, and maintain copies of correspondence generated in response to such inquiries;

              (viii) Maintain records of account for and advise the Fund and its
                     Shareholders as to items (i) through (vii) and;

              (ix) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. BFDS shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

       (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), BFDS shall: (i) perform the customary services of a transfer agent, dividend disbursing agent, and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding, depositing and reporting taxes on U.S. resident and non-resident alien accounts, preparing, filing and issuing U.S. Treasury Department and IRS Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders and maintaining appropriate records in compliance with all applicable regulatory requirements, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and (ii) provide a system which will enable the Fund and/or its designee to monitor the total number of Fund Shares sold in each State. Such system shall include the generation and delivery to the Fund and/or its designee of a daily report detailing the sale of Fund Shares for the previous day in each of the States Fund Shares are sold.

       (c) In connection with state tax reporting services to be provided by BFDS pursuant to this Agreement, BFDS and the Fund shall mutually agree on state tax reporting obligations on an annual or other mutually agreeable periodic basis.

       (d) In addition, the Fund and/or its designee shall: (i) identify to BFDS in writing those transactions and assets to be treated as exempt from blue sky reporting for each State; and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of BFDS for the Fund's blue sky registration status is solely limited to the initial establishment of transactions and the reporting of such transactions as provided above.

       (e) Procedures as to who shall provide certain of these services in this Section 1 may be established from time to time by agreement between the Fund and each Portfolio and BFDS per the attached service responsibility schedule. BFDS may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

       (f) BFDS shall provide additional services on behalf of the Fund (i.e., services pertaining to escheatments, garnishment orders, bankruptcy and divorce proceedings, IRS or State tax authority tax levies and summonses and all matters relating to the foregoing) which may be agreed upon in writing between the Fund and BFDS.

       (g)    BFDS represents that:

              (i) It is in compliance with applicable money laundering and currency transaction reporting laws, regulations, and government guidance including suspicious activity reporting and recordkeeping requirements, and has adequate policies, procedures and internal controls to ensure compliance;

              (ii) It monitors transactions to identify unacceptable forms of payment (as defined in the Fund's current prospectus, as amended from time to time) and reportable and suspicious transactions and reports to the appropriate authorities reportable and suspicious transactions;

              (iii) It is in compliance with applicable federal laws and U.S. Treasury Office of Foreign Assets Control ("OFAC") regulations, government guidance, and blocking and notification requirements, including, but not limited to, executive orders issued by the President of the United States (collectively referred to as "OFAC laws"), and has adequate policies, procedures and internal controls to ensure compliance as it pertains to embargoed and sanctioned countries and nationals, citizens and/or residents thereof and their financial transactions; and

              (iv) It will identify all (i) new accounts and (ii) accounts effecting registration changes in financial transactions against OFAC laws and OFAC lists identifying specially designated terrorists, nationals, narcotic traffickers, governments and persons.

       (h) BFDS shall provide trained customer transaction processing staff who will process Shareholder transaction requests. BFDS understands and agree that such staff will be considered to be dedicated to providing services primarily to the Fund, but may, from time to time, during periods of exceptional business volume, be utilized to provide services to one or another of BFDS' other clients.

2.     PROVISION BY BFDS OF COMPUTER SOFTWARE AND HARDWARE

2.1 BFDS will provide computer software and hardware, or arrange for it to be provided, and provide for the maintenance of such software and hardware, for the purposes of performing its duties as described herein, specifically including, but not limited to establishing electronic interfaces with the Fund as necessary to provide daily file transfers from BFDS to the Fund and vice-versa. Specifically, but not by way of limitation, BFDS will make available to the Fund and each Portfolio the following systems:

       a.     DST TA/2000 System and its peripheral applications
       b.     DST AWD and AWD/View Manager Systems
       c.     DST Investor System
       d.     DST CSW/ISW

2.2 BFDS will insure that on-line environments are available each business day between the hours of 7:00 a.m. and 8:00 p.m. Eastern Standard Time.

2.3 BFDS will provide the Fund with full documentation of all computer software and hardware to be utilized for the purposes of administering its duties as described herein, including but without limitation, applications, interfaces, database structures, hardware architecture and communication links etc.

2.4 BFDS will notify the Fund, in writing, at least sixty (60) days in advance of the implementation of any and all changes to software and hardware that will materially affect the administration of its duties and/or the interfaces established with the Fund. Further, BFDS will plan and execute, to the reasonable satisfaction of the Fund, appropriate levels of unit and acceptance testing of any such changes before implementing them into the production environment(s) utilized to meet its responsibilities to the Fund as described herein.

2.5 BFDS agrees to take all reasonable steps necessary to remedy production problems with the operation of the software and hardware, including but without limitation, those related to programming errors and operating environment malfunctions; until such problems have been remedied as mutually agreed to by the Fund and BFDS.

2.6 BFDS will maintain commercially reasonable security protocols for all software and hardware utilized in meeting its administrative duties as described herein; including but without limitation, those related to applications, data centers, systems, networks, telecommunication links, tape management facilities, and virus control mechanisms. BFDS, upon its knowledge of any material violation of the established security protocols, shall notify, by telephone, the Fund's or its designee's Manager of Technical Services, within twenty-four (24) hours following the discovery of said violation(s). Further, BFDS will comply, within one
       (1) business day, with any request from the Fund for a security lock out of any Officer of the Fund.

2.7 BFDS will provide for back-up of the computer software and hardware, maintain the Fund's data files in a manner so as to minimize risk of damage or loss and will provide for daily back-up of those data files. BFDS will maintain a comprehensive disaster recovery plan and will maintain back-up processing facilities, and will provide for transition to such back-up processing sites in the event that computer software or hardware downtime at BFDS' offices, or those of its subcontractors exceeds twenty-four (24) consecutive hours.

2.8 BFDS agrees to provide the Fund with a copy of its Disaster Recovery Plan upon the request of the Fund. BFDS will test its Disaster Recovery Plan at least once per calendar year at a time mutually agreeable with the Fund and a Fund representative shall have the right to be present at such test. BFDS further agrees to annually provide the Fund with copies of its audited SAS 70 report.

2.9 BFDS further agrees to provide connectivity for on-line access, transmissions of data files, and all other functions as described herein to the Fund in New York City, New York, White Plains, New York, Denver, Colorado, the Fund's back-up site in Sterling Forest, NY and such additional sites to be mutually agreed upon by the parties . In the event that the Fund must invoke their own disaster recovery plans, BFDS agrees to work with them to make alternative site access available for use within a forty-eight hour time period from the time of a disaster declaration by the Fund and to reasonably accommodate daily processing outside of a regular business day in the event of an emergency situation incurred by the Fund.

2.10 As part of the Fund's implementation plan for the service to be rendered under this Agreement, BFDS will provide for training on all systems that are proprietary to BFDS and that will be utilized by the Fund in connection with this Agreement. Such training will take place at the Fund's New York offices at times agreed to by the parties. Similarly, BFDS will provide training required as a result of administrative, systems or operating changes initiated by BFDS. However, training requested by the Fund for new employees of it designee, or for changes initiated by the Fund, will be provided on a schedule and in a location mutually agreed to in writing by the parties and BFDS' costs related to such subsequent training shall be billed to the Fund as an out-of-pocket expense.

2.11 BFDS will ensure that technical support services from DST Systems, Inc. ("DST") are available to the Fund 24 hours a day each day of the year. BFDS technical support staff will be made available each business day between the hours of 7:00 a.m. and 11:00 p.m. Eastern Standard Time. BFDS will provide a list of contact staff and phone numbers, including those of unit/shift managers at BFDS and DST, to the Fund or its designee.

2.12 BFDS will conduct batch processing of all Shareholder transactions each business day. Transactions received by 4:00 p.m. Eastern Time will be applied to the current business day. BFDS will ensure that batch processing files are available for electronic transmission to the Fund between the hours of 3:00 a.m. and no later than 5:00 a.m. Eastern Time each day. BFDS will ensure monitoring of batch on-line transmissions and will immediately notify the Fund's Production Processing staff in the event that production/transmission problems occur or when batch transmission windows are anticipated to be exceeded.

2.13 BFDS will provide the Fund with three (3) AWD/CSW compatible workstations for its use. The parties shall mutually agree upon any provision by BFDS of any additional connectivity and workstations requested by the Fund and any additional charges resulting therefrom. Each workstation will be configured to be fully compatible with BFDS/DST applications.

2.14 Upon request, BFDS will provide the Fund with connectivity to all appropriate computer or other systems for use by the Fund in servicing Shareholders at locations designated by the Fund in a mutually agreeable system configuration.

3.     FEES AND EXPENSES

3.1 For the services rendered by BFDS pursuant to this Agreement, the Fund agrees to compensate BFDS by paying the fees set out in the fee schedule attached hereto. Such fees and out-of-pocket expenses referenced under
       Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and BFDS.

3.2 In addition to the fees referenced under Section 3.1 above, the Fund agrees to reimburse BFDS for reasonable out-of-pocket expenses as reflected in the fee schedule attached hereto.

3.3    The Fund agrees to pay all fees and reimbursable expenses within thirty
       (30) days following the receipt of the monthly billing notice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable within thirty (30) days following the receipt of the billing notice.

4.     REPRESENTATIONS AND WARRANTIES OF BFDS

       BFDS represents and warrants to the Fund that:

4.1 It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts;

4.2 It is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(2)");

4.3 It is duly qualified to carry on its business in The Commonwealth of Massachusetts;

4.4 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement;

4.5 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

4.6 It has and will continue to have access to, and will take the commercially reasonable steps necessary to ensure appropriate maintenance of, the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

4.7    It will comply with all applicable regulatory requirements.

5.     REPRESENTATIONS AND WARRANTIES OF THE FUND

       The Fund represents and warrants to BFDS that:

5.1 The Fund is a business trust organized and existing and in good standing under the laws of the State of Delaware;

5.2 The Fund is empowered under applicable laws and by its Declaration of Trust to receive services pursuant to this Agreement;

5.3 The Fund has performed all requisite corporate proceedings to receive services pursuant to this Agreement;

5.4 The Fund is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended; and

5.5 A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Portfolios will be effective upon or prior to the initial offering of the Fund's Shares to the public and will remain effective while the Fund's Shares are offered to the public, and appropriate State securities law filings have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale;

6.     YEAR 2000

       BFDS will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available state of the art technology to offer products that are Year 2000 compliant, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and the next one-hundred years, and if any changes are required, BFDS will make the changes to its products at no cost to the Fund and in a commercially reasonable time frame and will require third-party suppliers to do likewise.

7.     DATA ACCESS AND PROPRIETARY INFORMATION

7.1 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by BFDS as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by BFDS on data bases under the control and ownership of BFDS ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to BFDS or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to BFDS and further agrees that it shall not divulge to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

       (a) to access Customer Data solely from locations as may be designated in writing by BFDS and agreed to by the Fund and solely in accordance with BFDS' applicable user documentation;

       (b) to refrain from copying or duplicating in any way the Proprietary Information;

       (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with BFDS' instructions;

       (d) to refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of BFDS;

       (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties; and

       (f) to honor all reasonable written requests made by BFDS to protect at BFDS' expense the rights of BFDS in Proprietary Information at common law, under federal copyright law and under other federal or State law.

       Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

7.2 If the transactions available to the Fund include the ability to originate electronic instructions to BFDS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event BFDS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Fund and BFDS from time to time.

8.     INDEMNIFICATION

8.1 BFDS shall not be responsible for, and the Fund shall indemnify and hold BFDS harmless from any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

       (a) All actions of BFDS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and with reasonable care and without negligence or willful misconduct;

       (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder;

       (c) The reliance on or use by BFDS or its agents or subcontractors of information, records, documents or services which (i) are received by BFDS or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund; and

       (d) The reliance on, or the carrying out by BFDS or its agents or subcontractors of any written instructions or request of the Fund and the applicable Portfolio.

8.2 At any time BFDS may apply to an authorized officer of the Fund for instructions, or may consult with the Fund's in-house legal counsel or may at its own expense consult with its own legal counsel with respect to any matter arising in connection with the services to be performed by BFDS under this Agreement, and BFDS and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good faith and with reasonable care and without negligence in reliance upon such instructions from an authorized officer of the Fund or the opinion of the Fund's in-house counsel or BFDS' legal counsel, provided however, with respect to the performance of any action or omission of any action upon such legal advice by BFDS' legal counsel, BFDS shall be required to conform to the standard of care set forth herein and further provided that BFDS shall follow the advice of the Fund's in-house legal counsel in any and all instances where the advice of the Fund's in-house legal counsel and BFDS' legal counsel differ. BFDS, its agents and subcontractors shall be protected and indemnified in acting in good faith and with reasonable care and without negligence upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by duly authorized person or persons, or upon any instruction, information, data, records or documents provided to BFDS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund or its designee.

8.3 In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a suit for which the Fund may be required to indemnify BFDS, BFDS shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such suit. The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Fund elects to assume the defense of any such suit and retain counsel, BFDS or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless the Fund shall have specifically authorized in writing the retaining of such counsel. BFDS shall not settle any action, suit, claim, or demand, for which indemnity may be sought hereunder without the prior written approval of the Fund, which approval shall not be unreasonably withheld. The indemnification provisions contained herein shall survive the termination of this Agreement.

9.     STANDARD OF CARE

9.1 BFDS shall at all times act in good faith and with reasonable care and agrees to use its best efforts to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees, agents, or subcontractors.

9.2 In addition to the liability of BFDS under this Section 9, BFDS shall also be liable to the Fund for all reasonable out-of-pocket costs and expenses incurred by the Fund in connection with any claim by the Fund against BFDS, its agents or subcontractors arising from the obligations of BFDS hereunder, including, without limitation, all reasonable attorneys' fees and expenses incurred by the Fund in asserting any such claim, and out-of-pocket expenses incurred by the Fund in connection with any lawsuits or proceedings relating to such claim, provided that the Fund has recovered from BFDS for such claim.

10.    COVENANTS OF THE FUND AND BFDS

10.1   The Fund shall promptly furnish to BFDS the following:

       (a) A certified copy of the resolution of the Board of Trustees of the Fund approving this Agreement; and

       (b) A copy of the Declaration of Trust of the Fund and all amendments thereto.

10.2 BFDS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of such forms and devices.

10.3 BFDS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable provided that it is in compliance with all applicable regulatory requirements and it is consistent with prevailing industry standards for transfer agents. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, BFDS agrees that all such records prepared or maintained by BFDS relating to the services to be performed by BFDS hereunder are the property of the Fund and will be preserved, maintained and make available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its their request. The Fund may, at any time and from time to time, reasonably request copies of such records and BFDS will provide same.

10.4 BFDS and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

10.5 BFDS shaft maintain reasonable safeguards for maintaining any Shareholder records which are furnished by or on behalf of the Fund to BFDS in the form of computer tapes, data transmissions or any other medium. BFDS shall not, at any time, use such records or any information contained therein for any purpose other than as specifically authorized by this Agreement, or in writing by the Fund. No such record or any part thereof shall be disclosed or provided to any other person, except as specifically authorized by this Agreement, or upon the prior written consent of an authorized officer of the Fund or as otherwise required by law.

10.6 BFDS shall maintain reasonable safeguards for maintaining in confidence any and all documentation and information obtained in connection with this Agreement furnished to it by or on behalf of the Fund or by any Shareholder or related to the Fund or any Shareholder, and all records created from that documentation and information (collectively, the "Mutual Fund Information"). BFDS shall not make use of or disclose the Mutual Fund Information nor authorize its use or disclose the same to any person or entity, other than the Fund, except as specifically authorized by this Agreement, or upon the prior written consent of an authorized officer of the Fund or as otherwise required by law. Copies of such documentation and information shall remain the property of the Fund. Upon termination of the Agreement or otherwise requested by the Fund, such documentation and information furnished to BFDS by the Fund or a Shareholder shall be promptly returned to the Fund, or BFDS will certify to the Fund that all such information has been destroyed.

10.7 BFDS shall promptly notify an authorized officer of the Fund in writing of any and all legal actions received by or served on BFDS and shall use its best efforts to promptly notify the Fund of all contacts and/or correspondence received by BFDS from any regulatory department or agency or other governmental authority purporting to regulate the Fund and not BFDS, regarding BFDS' duties and activities performed in connection with this Agreement, and will cooperate with the Fund in responding to these contacts and any necessary correspondence.

10.8 BFDS shall permit the Fund, during the term of this Agreement, through any person(s) designated by the Fund, at such reasonable times during normal business hours and as often as the Fund may reasonably deem appropriate but not so often as to place unreasonable burden on BFDS, within ten (10) business day's prior written notice to an Authorized Officer of BFDS, to conduct an inspection. As a matter of clarification, the Fund acknowledges and agrees that no such inspection shall include any visits, inspections, examinations, audits, or verification of any of the properties, documents, books, reports, work papers and other records belonging to, or in the possession of BFDS, involving any service, product or work BFDS does or possess other than those relating directly to this Agreement and the service performed by BFDS in connection therewith.

10.9 BFDS will provide the Fund with copies of audit reports filed with governmental authorities.

10.10 BFDS will provide the Fund with copies of all policies and procedure manuals utilized by any and all of BFDS' operating units performing duties related to BFDS' responsibilities to the fund as described herein.

10.11 In case of any requests or demands for the inspection of the Shareholder records of the Fund, that arise from persons other than authorized officers of the Fund, BFDS will immediately notify the Fund and secure instructions from an authorized officer of the Fund as to such inspection.

10.12 With respect to BFDS' performance of the services as outlined herein, BFDS agrees to work in concert with the Fund to establish and document performance measurement standards for such services. BFDS and the Fund shall mutually agree as to the frequency, type, and format of reports which document BFDS's performance relative to those standards. These standards may be modified from time to time. subject to mutual written agreement between the Fund and BFDS.

10.13 Notwithstanding the restrictions on confidentiality in Section 10 herein, when required by law BFDS will disclose Shareholder records (e.g., subpoena for divorce) and Fund records (e.g., SEC inspection powers). The Fund and BFDS will agree on procedures regarding such mandatory disclosure and BFDS will make every reasonable effort to notify the Fund of requests for such information by the SEC or any other federal or State securities regulatory agencies prior to the release of such records.

11.    TERMINATION OF AGREEMENT

11.1 This Agreement shall become effective as of the date first written above. The Agreement shall remain in effect for a period of 3 years from the effective date provided, however, that either party may terninate this Agreement without prejudice to any other remedy it may have, upon the material breach of this Agreement provided, however, that the non-breaching party shall have given the breaching party written notice of such breach and that the breaching party cannot or shall not have cured to the reasonable satisfaction of the non-breaching party any such breach within 30 days of such notice. Termination shall become effective 120 days after the end of the 30 day cure period. A material breach of this Agreement will include, without limitation, the failure by BFDS to conform to the performance measurements standards, which standards shall be mutually agreed to in writing by BFDS and the Fund within 45 days of the date of this Agreement and when mutually agreed to made a part of this Agreement by schedule. The parties agree that the failure to agree upon such standards within such 45 day period will enable either party to terminate this Agreement upon written notice to the other party, subject to the notice periods that are described herein that would otherwise apply to a termination of this Agreement. The parties further understand and agree that the party causing a "recurring problem" as such term is defined in the standards shall not be entitled to the aforementioned right to cure within 30 days. This Agreement shall automatically continue in effect after such three year period unless terminated by the Fund on ninety (90) days' prior written notice to BFDS or by BFDS on one hundred eighty (180) days' prior written notice to the Fund, with such termination to be effective at the time specified in the written notice.

11.2 Should the Fund exercise its right to terminate, all reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Fund on behalf of the applicable Portfolio(s).

11.3 If this Agreement is terminated, both parties will act in good faith to cooperate in an orderly transition.

12.    ADDITIONAL FUNDS

12.1 In the event that the Fund establishes one or more series of Shares in addition to those described in the preamble of this Agreement with respect to which the Fund desires to have BFDS render services as transfer agent for such series of Fund Shares under the terms hereof, the Fund shall so notify BFDS in writing, and such series of Shares shall become a Portfolio hereunder.

13.    ASSIGNMENT

13.1 Except as provided in Section 13.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

13.2 The Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted assigns.

13.3 BFDS may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2) or (ii) a BFDS affiliate duly registered as a transfer agent under 17A(c)(2); provided, however, that BFDS shall be as fully responsible to the Fund for the acts and omissions of any subcontractor or agent as it is for its own acts and omissions.

14.    AMENDMENT

       This Agreement may be amended or modified by a written agreement executed by both parties.

15.    NEW YORK LAW TO APPLY

       This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

16.    FORCE MAJEURE

       BFDS shall not be liable for any damages to the Fund resulting from BFDS' failure to perform under this Agreement or for the loss of all or part of any records or proprietary information of the Fund maintained or preserved by it pursuant to this Agreement or for any delays or errors occurring because of acts of God, equipment or transmission failure, or damage reasonably beyond its control except to the extent that BFDS shall have failed to undertake commercially reasonable efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage caused to the Fund by such circumstances.

17.    CONSEQUENTIAL DAMAGES

       Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

18.    MERGER OF AGREEMENT

       This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

19.    COUNTERPARTS

       This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

20.    NOTICES

       Any notice or other instrument in writing authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and mailed by registered or certified mail or delivered to it or delivery refused therefore, at its offices at:

       TIAA-CREF Institutional Mutual Funds
       730 Third Avenue
       New York, NY 10017
       Attention: TIAA-CREF Institutional Mutual Funds Product Manager

       cc:    Lisa Snow, Esq.
              Law Dept., 9th Floor
              TIAA-CREF
              730 Third Avenue
              New York, NY 10017

       or at such other place as the Fund may from time to time designate in writing.

       Any notice or other instrument in writing authorized or required by this Agreement to be given to BFDS shall be sufficiently given if addressed to BFDS and mailed by registered or certified mail or delivered to it or delivery refused therefor, at its offices at:

       President
       Boston Data Financial Services, Inc.
       2 Heritage Drive
       Quincy, MA 02021

       or at such other place as BFDS may from time to time designate in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                            TIAA-CREF INSTITUTIONAL MUTUAL
                                            FUNDS


                                            BY:
                                               -----------------------------

ATTEST:

---------------------
                                            BOSTON FINANCIAL DATA SERVICES, INC.


                                            BY:
                                               ----------------------------

ATTEST:

---------------------

BFDS FUND SERVICE RESPONSIBILITIES*

     Service Performed                                                                 Responsibility
     -----------------                                                                 --------------
                                                                                    BFDS            Fund
                                                                                    ----            ----
      1.   Receives orders for the purchase
           of Shares.                                                                X
      2.   Issue Shares and hold Shares in
           Shareholders accounts.                                                    X
      3.   Receive redemption requests.                                              X
      4.   Pay over monies to redeeming
           Shareholders.                                                             X
      5.   Effect transfers of Shares.                                               X
      6.   Prepare and transmit dividends
           and distributions.                                                        X
      7.   Maintain records of account.                                              X
      8.   Maintain and keep a current and
           account control book for the Fund and
           each series thereof                                                       X
      9.   Mail and tabulate proxies.                                                X
      10.  Mail Shareholder reports.                                                 X
      11.  Mail prospectuses to current
           Shareholders.                                                             X
      12.  Withhold, deposit and report taxes
           on U.S. resident and non-resident
           alien accounts.                                                           X
      13.  Prepare and file and issue U.S. Treasury
           Department, IRS and other forms.                                          X
      14.  Prepare and mail account and
           confirmation statement for
           Shareholders.                                                             X
      15.  Provide Shareholder account
           information.                                                              X
      16.  Blue sky reporting.                                                       X
      17.  Reporting of abandoned property and other
           Services pursuant to Section 1.2 (f)                                      X
      18.  Reporting of transactions in compliance with
           money laundering, currency transactions and
           OFAC laws and regulations pursuant to
           Section 1.2(g)                                                            X
      19.  Provide customer transaction processing staff
           pursuant to Section 1.2 (h) to process
           Shareholder transaction requests.                                         X

* Such services are more full described in Section 1.2 (a), (b), (c), (e), (f),
(g) and (h) of the Agreement.

                                           TIAA-CREF INSTITUTIONAL MUTUAL FUNDS


                                           BY:
                                              --------------------------


ATTEST:

-----------------------


                                           BOSTON FINANCIAL DATA SERVICES, INC.


                                           BY:
                                              -------------------------


ATTEST:

------------------------